EXHIBIT 6


                                CSW CREDIT, INC.
                              AFFILIATED COMPANIES
                            FACTORING EXPENSE SAVINGS
                      THREE MONTHS ENDED DECEMBER 31, 1999
                                   (Thousands)

                             20%              5%
                           EQUITY           EQUITY           SAVINGS
                           --------        ---------        -----------

CPL                         $2,984           $2,327               $657
PSO                          1,712            1,333                379
SWEPCO                       2,119            1,539                580
WTU                            812              623                189
                           --------        ---------        -----------

TOTAL                       $7,627           $5,822             $1,805
                           ========        =========        ===========